Exhibit 99.1

Catalyst Biosciences Regains Rights to CB 2782-PEG for the Treatment of Dry AMD

Expands Catalyst’s Complement Portfolio in Ophthalmology

SOUTH SAN FRANCISCO, Calif. – March 15, 2022 – Catalyst Biosciences, Inc. (NASDAQ: CBIO) today announced that the company has regained full rights to CB 2782-PEG, a C3-degrader for the treatment of dry AMD (dAMD). Under the terms of the agreement, Biogen has returned the rights for further development on CB 2782-PEG and has ended the collaboration on other potential AMD treatments.

“We are delighted to regain the rights to CB-2782-PEG which unlocks the full potential of our complement proteases in ophthalmology. We now have two wholly-owned, potentially best-in-class development candidates, CB 2782-PEG and CB 4332, a long half-life complement factor I fusion, each targeting clinically validated mechanisms in dry AMD. Dry AMD, a leading cause of blindness in its severe form for which there are no currently approved drugs, represents a significant market opportunity, estimated at over $10B,” said Nassim Usman, Ph.D., chief executive officer of Catalyst Biosciences.

About Catalyst Biosciences, the Protease Medicines company

Catalyst is a research and clinical development biopharmaceutical company focused on developing protease therapeutics to address unmet medical needs in disorders of the complement system. Proteases are natural regulators of this biological system. We engineer proteases to create improved or novel molecules to treat diseases that result from dysregulation of the complement cascade. Our complement pipeline consists of several proteases that regulate the complement cascade including CB 2782-PEG, a C3 degrader for the potential treatment of dry age-related macular degeneration (dAMD), improved Complement Factor I protease CB 4332 for patients with deficiencies in CFI including dAMD, and proteases from our ProTUNE™ C3b/C4b degrader and ImmunoTUNE™ C3a/C5a degrader platforms designed to target other disorders of the complement or inflammatory pathways.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, those regarding potential markets for CB 2782-PEG and CB 4332, plans for clinical development of CB 2782-PEG and CB 4332 in dry AMD, and the continued generation of candidates to treat diseases that result from dysregulation of the complement cascade, as well as statements about the benefits of our protease engineering platform. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risk that clinical trials and preclinical studies may be delayed as a result of COVID-19, competitive products, and other factors, that CB 2782-PEG, CB 4332 and the Company’s complement degraders are not yet in human clinical trials and will require clinical additional testing, including multiple clinical trials, before being approved, that the Company will need to raise additional capital, and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2021, the Quarterly Report on Form 10-Q filed with the SEC on November 12, 2021, and in other filings filed from time to time with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Ana Kapor

Catalyst Biosciences, Inc.

investors@catbio.com

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